EXHIBIT 10.19

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LICENSE AGREEMENT

This License Agreement (“Agreement”), dated and effective September 15, 2014 (“Effective Date”) is between SPRINT/UNITED MANAGEMENT COMPANY, (“Sprint”), a Kansas corporation, and Pacific DataVision Inc. (“Licensee”), a Delaware corporation.

BACKGROUND

A.	Sprint has acquired or otherwise developed spectrum analysis software;

B.	Sprint owns or otherwise controls the spectrum analysis software and Sprint is willing to license to Licensee the software for internal use; and

C.	Licensee desires to obtain a license to the software under the terms and conditions as set forth in this Agreement.

D.	The terms and conditions of this Agreement govern only with respect to the license to use the Software Products.

The parties agree as follows:

AGREEMENT

1.0	GRANT OF LICENSE

Contingent upon Licensee’s compliance with these terms and conditions, including payment in Section 4.0 and Attachment A, Sprint grants to Licensee a nonexclusive, non-transferable, license in the United States to install, execute, use, copy, test, display, and perform only the 900MHz functionality of the Software Products solely for Licensee’s internal business use. As used in this Agreement, “Software Product” means the software tools listed in Attachment A. If any part of the Software Product requires the use of third-party software, Licensee is responsible for obtaining licenses to the third-party software. Sprint may suspend, block or terminate Licensee’s use of any software if Licensee fails to comply with any applicable licensing requirement.

2.0	SCOPE OF USE

2.1	Title and Use Restrictions

A.	This Agreement does not grant Licensee title to, or rights of ownership in, the Software Product. All Software Products furnished by Sprint, and all copies made by or on behalf of Licensee, including any translations, compilations and partial copies, and all Modifications, are and will remain the property of Sprint.

B.	Licensee is not granted any right to use any software on behalf of third parties or for time share or service bureau activities. No rights are granted to source code and Licensee agrees not to reverse engineer, decompile, sublicense, sell, lease, modify, create derivative works or, or enhance any software. If the Licensee’s use of the Software Product interferes with the use of Sprint’s network by Sprint or third parties, Sprint, in its reasonable discretion, may suspend or disconnect the affected Software Product without advance notice to Licensee.

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2.2	Ownership of Licensee Modifications

Licensee will not modify or create copies of the Software Product.

A.	Notwithstanding anything herein to the contrary, each party acknowledges and agrees that, as between the parties, each party is and shall remain the sole and exclusive owner of all right, title and interest in any intellectual property owned by either party prior to the effective date of this Agreement. Further, any data of Licensee or its customers will remain the sole property of Licensee and/or its customers and any data of Sprint or its customers will remain the sole property of Sprint and/or its customers.

B.	Licensee may, but is not obligated to, provide Sprint with ideas, suggestions, know-how, or other information related to the Software Products (“Feedback”). Any Feedback received from Licensee shall be entirely voluntary on the part of Licensee and may be used without obligation of any kind to Licensee or its affiliates.

3.0	DELIVERY

Sprint will provide consent for delivery of the Software Product. Licensee will make arrangements and pay for the cost of any transfer of the Software Product, if any.

4.0	RATES, INVOICING AND PAYMENT TERMS

4.1	Rates, Payment Method and Taxes.

A.	All licenses granted are contingent upon Licensee’s prompt payment to Sprint of the rates set forth in Attachment A for the Software Product.

B.	Except as stated otherwise in Attachment A, any payments due to Sprint must be paid by Licensee through payment in U.S. Dollars. Payments are to be made by Licensee as outlined in Attachment A.

C.	Licensee must pay any taxes, if any, related to the licensing in accordance with this Agreement but excluding any taxes based upon Sprint’s gross or net income.

D.	Licensee must pay Sprint interest for each payment or part thereof not paid within the time required by this Agreement. After such payment is due, interest will be calculated from the date when the payment is due and payable in full at the annual rate of 1% per month, or the highest rate permitted by law, whichever is less.

4.2	Payment and Notification

Payment Reports by Licensee must be made to Sprint at the following address or to such address provided to Licensee in writing:

Sprint Licensing – Intellectual Property Department

6450 Sprint Parkway

KSOPHN0312 – 3A223

Overland Park, KS 66251

Attn.: Assistant Vice President Law – Intellectual Property

4.3	Records and Audit Rights

Licensee’s records must include the number, date and location of all copies of the Software Product. Licensee will promptly notify Sprint if Licensee becomes aware or reasonably suspects that there has been an unauthorized possession or use of the Software Product. Sprint, or its representatives may audit Licensee and its affiliates’ books and records at a mutually agreed upon time, not more frequently

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than once per calendar year during regular business hours at Licensee’s principal place of business, and upon reasonable advance notice of at least fourteen (14) days. Any audit shall be limited to the extent and insofar as is necessary to verify the accuracy of the information required to be contained in the above-mentioned records.

5.0	TERM & TERMINATION

Unless sooner terminated in accordance with the provisions of this Section 5.0 or by operation of law, or otherwise, the Agreement will continue in full force and effect until January 1, 2015. The Agreement shall be extended automatically for up to twelve (12) additional six-month renewal terms unless terminated by either party by providing written notice to the other at least sixty (60) days prior to the end of the then current term.

5.1	Termination for Cause

If a party materially breaches this Agreement, the other party must give the breaching party a material breach notice, identifying the action or inaction that is the basis of the breach. The party that gave the breach notice may terminate this Agreement if the breaching party has not cured the breach within 45 days after the date of the breach notice. Unless otherwise provided in the notice or unless the breach has been cured, the termination is effective 46 days after the date of the notice.

5.2	Effect of Termination.

A.	Termination of this Agreement for any cause does not release either party from any liability which, at the time of termination, has already accrued to the other party, or which may accrue in respect of any act or omission prior to termination or from any obligation that is expressly stated to survive the termination.

B.	In the event of any termination, Licensee must cease using Software Product and must return to Sprint all original and copies of the Software Product within five (5) days after the effective date of the termination.

6.0	WARRANTIES

A.	LICENSEE ACKNOWLEDGES THE SOFTWARE PRODUCT MAY CONTAIN ERRORS AND THAT THE RELATED DOCMENTATION, IF ANY, MAY BE INCOMPLETE. SPRINT IS PROVIDING THE SOFTWARE PRODUCT AND THE LICENSES “AS IS” AND MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SOFTWARE PRODUCT. SPRINT DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES AND IN PARTICULAR DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR THE LIKE.

B.	Except as provided for herein, no warranties or representations of any kind are to be made by Licensee on behalf of Sprint. All warranties and representations made by Licensee, and all claims, suits, actions, demands, liabilities and obligations, legal or otherwise, made or owed by Licensee in respect of the Software Product will be at the sole responsibility, cost, and risk of Licensee. Licensee agrees to indemnify Sprint and pay all defense costs, for any claims arising out of Licensee’s or based on Licensee’s marketing, operation or any use of the Software Products.

C.	In the event of a claim against Sprint for intellectual property infringement based on the Software Product, Sprint will make reasonable efforts to notify Licensee of the claim.

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7.0	LIMITATION OF DAMAGES

A.	Except for any indemnity claims, neither party will be liable to the other for consequential, indirect or punitive damages for any cause of action, whether in contract, tort or otherwise, except for any grossly negligent, willful or fraudulent act or omission.

B.	Consequential damages include, but are not limited to, lost profits, lost revenues and lost business opportunities, whether or not the other party was or should have been aware of the possibility of these damages.

C.	Sprint is not responsible or liable for the content of any data or information transmitted, accessed or received by Licensee through the Software Products.

8.0	CONFIDENTIALITY AND LIMITED USE OF INFORMATION

8.1	General

Each party acknowledges that while performing its obligations under this Agreement it may have access to Confidential Information of the other party. “Confidential Information” means: (i) this Agreement and the discussions, negotiations and proposals related to this Agreements; (ii) the Software Product; and (iii) any information concerning the other party’s business including, without limitation, tangible, intangible, visual, electronic, written, oral, present, or future information such as: (a) trade secrets; (b) financial information and pricing; (c) technical information, such as research, development, procedures, algorithms, data, designs, and know-how; and (d) business information, such as operations, planning, marketing interests, products and customer names. Each party will keep Confidential Information of the other confidential and will only use that Confidential Information to perform their respective obligations under this Agreement. Upon cessation of work, or upon written request, each party will return or destroy all Confidential Information of the other. Neither party will disclose to the other any Confidential Information of a third party without the consent of that third party.

8.2	Exceptions.

Confidential Information does not include information that is:

a)	rightfully known to the recipient prior to negotiations leading up to this Agreement;

b)	independently developed by the recipient without any reliance on Confidential Information;

c)	part of the public domain or is lawfully obtained by the recipient from a third party not under an obligation of confidentiality; or

d)	required to be disclosed by law or legal process, so long as the recipient uses reasonable efforts to cooperate with the disclosing party in limiting disclosure.

8.3	No Publicity.

Neither party will, without the other’s prior written consent, make any news release, public announcement, denial or confirmation of this Agreement, its value, or its terms and conditions, or in any other manner advertise or publish this Agreement, its value, or its terms and conditions. Nothing in this Agreement is intended to imply that Sprint will agree to any publicity whatsoever, and Sprint may, in its sole discretion, withhold its consent to any publicity.

8.4	Injunctive Relief.

Each party agrees that the wrongful disclosure of Confidential Information may cause irreparable injury that is inadequately compensable in monetary damages. Accordingly, either party may seek injunctive relief in any court of competent jurisdiction for the breach or threatened breach of this Section 8.0, in addition to any other remedies in law or equity.

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9.0	DISPUTE RESOLUTION

9.1	Waiver of Jury Trial.

Each party waives its right to a jury trial in any court action arising among the parties, whether under this agreement or otherwise related to this agreement, and whether made by claim, counterclaim, third party claim or otherwise.

9.2	Governing Law.

This Agreement and the rights and obligations of the parties are governed by the laws of the state of Kansas, without regard to any conflict of laws principles. This Agreement will not be governed or interpreted in any way by referring to any law based on the Uniform Computer Information Transactions Act (UCITA), even if that law is adopted in Kansas.

9.3	Forum Selection.

Any court proceeding brought by either party must be brought, as appropriate, in Kansas District Court located in Johnson County Kansas, or in the United States District Court for the District of Kansas in Kansas City, Kansas. Each party agrees to personal jurisdiction in either court.

10.0	ASSIGNMENT

Either party may assign any of its rights or this Agreement or delegate any of its obligations to any affiliate or entity under its management and control without the consent of the other party. Otherwise, notwithstanding anything to the contrary in this Agreement, neither party may assign any of its rights or assign this Agreement or delegate any of its obligations without the prior written consent of the other party.

11.0	TRADEMARKS

Nothing in this Agreement grants Licensee the right to use any trademarks, trade names or logos of Sprint.

12.0	ADDRESSES AND NOTICES

All notices and other communications required or permitted hereunder must be in writing and must be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, by messenger or by telecommunication, addressed to the Parties at the following indicated addresses or at such other address for a party as such party may substitute by written notice provided to the other Parties in such manner.

Sprint:

Sprint Licensing – Intellectual Property Department

6450 Sprint Parkway

KSOPHN0312 – 3A223

Overland Park, KS 66251

Attn.: Assistant Vice President Law – Intellectual Property

With a copy to:

Sprint/United Management Company

6130 Sprint Pkwy

KSOPHJ0302 – 3B570

Overland Park, KS 66251

Attn: Ms. Pam Mathews

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Licensee:

Pacific DataVision Inc.

100 Hamilton Plaza Lobby Floor

Paterson, NJ 07505

Attn: John Pescatore, President and Chief Executive Officer

With a copy to:

Pacific DataVision Inc.

1905 Roland Clarke Place, Suite 120

Reston, VA 20191

Attn: Jay Paull, General Manager

Any such notice or other communication will be deemed to have been given when actually delivered, or if delivery cannot be accomplished by reason of some fault of the addressee, when tendered.

13.0	GENERAL

13.1	Independent Contractor.

Sprint provides Products and Services to Licensee as an independent contractor. This Agreement does not create an employer-employee relationship, association, joint venture, partnership, or other form of legal entity or business enterprise between the parties, their agents, employees or affiliates.

13.2	No Third Party Beneficiaries.

This Agreement’s benefits do not extend to any third party.

13.3	Remedies, Waiver, Severability.

All rights and remedies of the parties under this Agreement, in law or at equity, are cumulative and may be exercised concurrently or separately. The exercise of any one remedy will not be an election of that remedy to the exclusion of other remedies. The waiver of a breach of any term of this Agreement will not constitute the waiver of any other breach of the same or any other term. If any provision of this Agreement is held to be unenforceable, the remaining provisions will remain in effect and the parties will negotiate in good faith a substantively comparable enforceable provision to replace the unenforceable provision.

13.4	Miscellaneous Provisions.

The parties agree to comply with all laws and regulations applicable to its performance under this Agreement and will obtain any licenses or approvals necessary for it to exercise their respective rights under this Agreement. Licensee agrees not to export or re-export the Software. This Agreement includes Attachment A and constitutes the entire agreement of the parties as to the subject matter of this Agreement and supersedes all prior or contemporaneous agreements, proposals, inquiries, commitments, discussions and correspondence, whether written or oral. This Agreement and Attachment A may not be amended or modified except in writing signed by a duly authorized representative of each party. This Agreement will not be construed against either party due to authorship.

The headings in this Agreement are provided for convenience only and do not limit, modify or otherwise affect the actual terms of this Agreement.

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SPRINT:		LICENSEE:

By:	/s/ Patricia Tikkala	By:	/s/ John Pescatore
Name:	Patricia Tikkala	Name:	John Pescatore
Title:	Authorized Signatory	Title:	CEO

Date:	9/15/14	Date:	9/15/14

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ATTACHMENT A

This Attachment A to the License Agreement sets forth the terms and conditions for a license for the Software Products identified below. Except as modified by this Attachment A, the terms and conditions of the Agreement remain in full force and effect.

Software Product:

Inspectra and FapX

Description:

Sprint developed the two spectrum management software products which assist in analysis of 900 MHz spectrum assets to be acquired by Licensee. Both spectrum management software products rely upon access to current data provided by the Federal Communications Commission (“FCC”) through its Universal Licensing System (“ULS”). Both software products have mapping capability and ability to determine appropriate co-channel distance separation requirements for use of 900 MHz spectrum under current FCC rules.

Pricing:

Both spectrum management software products will be provided *** from the Effective date until January 1, 2015. Thereafter, for each six month renewal term per Section 5, Licensee will compensate Sprint at a rate of ***. Sprint shall deliver an invoice to Licensee by the twenty-first (21st) day of the month following each Quarterly Accounting period. Licensee will remit to Sprint an amount equal to the invoice within thirty (30) days of receipt or notify Sprint of any issues with the invoice.

Additional Terms:

1. Sprint agrees to provide training assistance for the use of the software products, which will consist of two (2) four-hour training sessions for FapX and two (2) four-hour training sessions for Inspectra. The training may be arranged to take place at Sprint offices in Atlanta, Georgia and/or Reston, Virginia or via webinar. If travel is required for the Sprint employee to Reston to conduct training, Licensee is responsible for those costs.

2. Sprint agrees to provide ongoing updates of relevant 900 MHz data accessible by the software products for Licensees use.

3. Sprint agrees to provide ongoing assistance to Licensee for Licensee’s own use of the software products and agrees to provide Licensee required connectivity and provide support for issues related to Sprint’s data servers.

4. PDV agrees that all use of the spectrum management software products will be restricted to PDV-owned computer assets and that Sprint may require PDV to use assets with specific technical requirements to properly access Sprint’s data servers and/or use the spectrum management software products.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.